EXHIBIT 10.12

                          PREFERRED ALLIANCE AGREEMENT


         THIS PREFERRED ALLIANCE AGREEMENT (the "Agreement") dated as of the 15th day of November 2000 by and between CENDANT CORPORATION ("Cendant"), a Delaware corporation with an office located at 6 Sylvan Way, Parsippany, New Jersey 07054 and ENTREPORT CORPORATION ("Vendor"), a Florida corporation with an office located at 2790 Business Park Drive, Suite B, Vista, California 92083.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Cendant is the parent of the franchisors (the "Franchisors"), respectively, of the CENTURY 21(R), ERA(R) and Coldwell Banker(R) real estate brokerage franchise systems (the "Systems"); and

         WHEREAS, Vendor desires to be recommended by Cendant to the franchisees (including its agents) of the Franchisors (the "Franchisees") as a vendor of computer-based training and education services.

         NOW THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  Section 1. PREFERRED VENDOR. (a) Cendant hereby agrees that, for the Term of this Agreement (as described below), Vendor shall be an exclusive vendor for the Franchisees for online courses and other prepared materials offered on a pay per view basis for credit toward state real estate professionals' licensing requirements ("Continuing Education Courses") and a non-exclusive vendor for real estate professional-development courseware (together with the Continuing Education courses, the "Vendor Services"), as further described in Exhibit A to this Agreement, to Franchisees and their agents recommended to the Franchisees located and operating in the fifty (50) states of the United States and the District of Columbia (the "Territory"). Cendant agrees that the Franchisors will actively promote Vendor and the Vendor Services to the Franchisees in the Territory. In no event, however, shall this Agreement apply to (i) any Franchisees located or operating outside the Territory, and (ii) to any products or services Vendor may offer to the public other than the Vendor Services. The parties further acknowledge and agree that the exclusivity provision set forth in this Section 1(a) shall not apply to any existing or future business, division, operation, system or affiliate of Cendant other than the Franchisors of the Systems.

         (b) During the Term of this Agreement, Vendor shall offer the Vendor Services to the Franchisees through programs developed in cooperation with Cendant. Exhibit B, sets forth Vendor's current price schedule (or related discounts thereto) for the Vendor Services. Vendor may modify this pricing schedule only upon a minimum of thirty (30) days prior written notice to Cendant.

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         (c) For each order of the Vendor Services by Franchisees, Vendor shall enter into a User Agreement with the purchasing Customer for such order. A sample form of the User Agreement is attached hereto and made part hereof as Exhibit B. Vendor agrees to negotiate in good faith the terms of the service agreement with each purchasing customer. Vendor shall be responsible for processing all customer orders and collecting all payments from Franchisees relating to the Vendor Services. Vendor shall provide, at its cost, a toll-free telephone number(s) for customer inquiries including customer service, account and billing information and instructions for ordering the Vendor Services.

         (d) Vendor shall, at its expense, develop marketing materials for use in connection with promoting the Vendor Services to Franchisees which materials shall be subject to the prior approval of Cendant, not to be unreasonably withheld. Development, production and distribution of such materials shall be at the expense of Vendor. All such materials shall conspicuously display the toll-free telephone number(s) as described in subsection (c) above.

         (e) On or about the date of execution of this Agreement, both parties shall appoint dedicated account managers to serve as primary points of contact in connection with the performance of this Agreement including, without limitation, coordinating marketing efforts and developing applicable marketing plans and strategies. Subject to the terms of this Agreement, Cendant shall jointly cooperate with Vendor to market the Vendor Services. Cendant shall also make available to Vendor a list containing the names, business addresses, license number(s) and expiration dates (to the extent Cendant has such information and is permitted to disclose such information to Vendor), e-mail addresses (to the extent Cendant has such information) and contact telephone numbers of the Franchisees and shall, from time to time during the Term, provide Vendor with an updated list of such information. Cendant agrees that Vendor shall have the right to market and promote the Vendor to the Franchisees. The parties acknowledge that such lists and updates shall be considered Confidential Information to Cendant and treated as such in accordance with Section 15 of this Agreement. Through Cendant's designated Preferred Alliance account manager and Vendor's designated account manager, Cendant shall, at no cost to Vendor, cooperate with Vendor to: (i) assist in developing strategies for meeting Vendor's and Customer's needs and increasing sales; (ii) assist in providing recommendations for effective marketing methods through the Real Estate Systems;
(iii) assist in scheduling meetings with representatives of Cendant's Preferred Client Group (an elite organization comprised of Cendant's most influential clients in a particular segment) with respect to the Systems; (iv) periodically issue Cendant-generated press releases and other announcements regarding the appointment of Vendor as the preferred vendor and supplier of the Vendor Services to the Franchisees under this Agreement; (v) promote Vendor and the Vendor Services to (1) the Franchisees of the Systems in Cendant's e-mail communications sent to such Franchisees, and (2) the sales associates of each Franchisee of the Systems in Cendant's e-mail communications sent to such sales associates (with respect to subsection v, Vendor shall be responsible for any reasonable participation and production costs associated with such outlets);
(vi) assist Vendor to provide Cendant with, at no charge, sample courseware and other marketing materials, in a format acceptable to Vendor, to post on the Systems Intranet and Internet-based web sites; (vii) assist Vendor to produce a

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minimum of two (2) seminars per month for the Franchisees at Vendor's expense;
(viii) include an insert designed by Vendor (and approved by Cendant, which approval shall not be unreasonably withheld or delayed) describing Vendor and the Vendor Services in the "welcome packages" sent to new sales associates of each Franchisee of the Systems. Vendor shall be responsible for all costs associated with designing and printing the inserts; and (ix) provide access to conferences as further described in Section 6. Notwithstanding anything to the contrary, in no event shall Cendant's assistance afforded under this Agreement be construed to mean financial or monetary assistance, as such assistance shall be limited to advice, recommendations or information only.

         Section 2. TERM. The term of this Agreement (the "Term") shall be deemed to commence on November 15, 2000 and shall terminate on November 14, 2003 unless earlier terminated in accordance with the terms herein set forth. The parties acknowledge that a separate written agreement dated November 8, 1999, for the development and hosting of a private branded Coldwell Banker University has been entered into between COLDWELL BANKER REAL ESTATE CORPORATION and KNOWLEDGENT CORPORATION dba UNIVERSITY.COM (the "CB Agreement"). The parties shall amend the CB Agreement to extend the termination date of that agreement to November 14, 2003 which shall govern the parties and the Franchisors.

         Section 3. ACCESS FEE. Concurrently with the execution of this Agreement, Vendor shall pay to Cendant the sum of Six Hundred Thousand Dollars ($600,000) as compensation to Cendant for its selection of Vendor as a preferred vendor of the Vendor Services and for providing access to the Franchisees. This fee shall be paid in installments as follows: a payment of Three Hundred Thousand Dollars ($300,000) upon the execution of this Agreement, and a payment of Three Hundred Thousand Dollars ($300,000) on November 15, 2001.

         Section 4. COMMISSIONS. (a) During the Term, Vendor shall pay commissions to Cendant on the revenue received from sales of Vendor Services to Franchisees, less amounts attributable to royalty payments to third-party content providers (the "Net Revenue") as follows: (i) zero percent (0%) of the Net Revenue generated during the Term for that portion of Net Revenue less than or equal to Two Million Dollars ($2,000,000); (ii) five percent (5%) of the Net Revenue generated during the Term for that portion of Net Revenue greater than Two Million Dollars ($2,000,000) and equal to Four Million Dollars ($4,000,000); and (iii) ten percent (10%) of the Net Revenue generated during the Term for that portion of Net Revenue greater than Four Million Dollars ($4,000,000).

         (b) The parties agree to execute an amendment to Section 6.6 of the CB Agreement to remove the commission payment obligations specified in that section, and that the provisions of this Section 4 of this Agreement shall govern all commission payment obligations between the parties.

         Section 5. REPORTS. (a) Throughout the Term, Vendor shall track and record all sales of the Vendor Services to Franchisees. No later than fifteen
(15) days after the end of each calendar quarter during the Term, Vendor shall furnish to Cendant a written report detailing the Customer sales made in that calendar quarter. The report shall, at a minimum: (i) identify the Customer(s) name, address and designated account number; (ii) specify the Service(s) purchased by that Customer in that quarter; (iii) specify the commission amount due Cendant for that Customer sale; (iv) group the Customer sales information on both a "per Customer" and "per System" basis; and (v) specify the total amount of commissions due Cendant for that calendar quarter.

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         (b) No later than January 31st of each year of the Term and on the
January 31st immediately after the end of the Term, Vendor shall furnish to Cendant a written report specifying the information described in subsection (a) on an aggregate basis for the preceding calendar year as well as a calculation of the total amount of commissions paid to Cendant in that preceding calendar year.

         (c) An authorized Vendor representative shall represent that the reports specified in subsections (a) and (b) are accurate to the best of Vendor's knowledge when such reports are submitted to Cendant.

         Section 6. CONFERENCES; PUBLICATIONS & PROGRAMS. (a) Vendor shall participate as an exhibitor at each national conference for the Systems, as held. Vendor shall be obligated to follow all rules and procedures established for each conference. For each conference, basic booth costs are expected to be $2,500 per booth. Vendor shall be responsible for booth costs and all other costs relating to its participation in the conferences and booth set-up. Additionally, Vendor may, at its option and expense, conduct break-out sessions at such conferences to market the Vendor Services.

         (b) Vendor shall participate in each Cendant Purchasing Catalogue for the Systems. A catalogue is published for each system of the Real Estate Systems on no more than an annual basis. Vendor shall be responsible for a single, full page listing in the catalogues. Vendor shall, in cooperation with Cendant, provide Cendant with the appropriate page content, including text and art work. Listing costs for each catalogue appearance (including in any revised editions) are expected to be $1,000 per single, full page and shall be for Vendor's account.

         (c) Vendor shall participate in each Real Estate System's secured (requiring password for access), intranet-based website (i.e. TEAMERA.COM with respect to the ERA(R) Real Estate System, 21 Online (AOL accessed) with respect to the CENTURY 21(R) Real Estate System and CBNET.COLDWELLBANKER.COM with respect to the Coldwell Banker(R) Real Estate System or any subsequent, successor or replacement intranet-based website) in conjunction with the Preferred Alliance Vendor Servicessm program. Such website access shall be provided to Vendor for the purpose of identifying the Vendor and describing the Vendor Services offered by Vendor to the Franchisees of the Systems in connection with the offering pursuant to this Agreement. Further, from time to time as reasonably determined by Cendant and Vendor, Vendor will participate in electronic mailings generated and issued to the Franchisees of the Systems in connection with the offering pursuant to this Agreement. Vendor shall cooperate with Cendant in developing the information to be placed on the franchise brand websites and in the electronic mailings, if any, and shall be obligated to follow all rules and procedures established for Vendor participation therein. Cendant acknowledges that Vendor's logo, promotional text and/or link (the "Information") shall be placed initially on the following locations: (i) as to CBNet, the Information shall be located as a tab on the main menu and shall be accessible through the site's search engine; (ii) as to 21 Online, the Information shall be located as a tab on the main menu, a tab on the main menu of Century 21 CLS, and shall be accessible though the site's search engine; and
(iii) as to TEAMERA.COM, the Information shall be located as a tab on the main

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menu within the training section of that website. At a minimum, Vendor will be furnished with access to the landing pages of each intranet-based website at the launch of the Vendor Services. Additionally, and thereafter, Vendor shall be furnished access to the landing pages of each intranet-based website for the purposes of notifying the Franchisees and agents of news or items of special interest, special promotions, additional or new courseware and the like. Both parties acknowledge the precise locations of the Information are subject to change upon mutual agreement of the parties.

         Section 7. INSURANCE AND INDEMNITY. (a) During the Term and for a period of not less than six (6) months after the termination of this Agreement, Vendor will secure and maintain (i) comprehensive general liability insurance on an occurrence basis (including, independent contractors, contractual, personal injury, Vendor Services and completed operations, and broad form property damage) with combined single limits of not less than Two Million Dollars ($2,000,000) per occurrence. Such insurance shall name Cendant and its affiliates and their respective officers, directors, employees and agents as additional insureds and shall be primary for all purposes. All policies shall be endorsed with a statement that the coverage may not be cancelled, altered or permitted to lapse or expire without thirty (30) days advance written notice to Cendant, that the coverage shall be primary and that any insurance carried by Cendant or its affiliates shall be non-contributory to such coverage. The names of the Vendor and Cendant as identified in the policies shall be identical to the names of the Vendor and Cendant as identified in this Agreement. If an umbrella policy is used to satisfy any required coverage of this Section, such policy shall be at least "Follow-Form" with the requirements described in this Section and not limit the coverage of any other policies used to provide coverage under this Section.

         (b) Simultaneously with the execution of this Agreement, annually thereafter, and each time a change is made in any insurance policy or insurance carrier, Vendor will furnish to Cendant a certificate of insurance evidencing the insurance coverages in effect, the named insured and additional insureds, and endorsed with a statement that the coverage may not be cancelled, altered or permitted to lapse or expire without thirty (30) days advance written notice to Cendant. Failure to demand such certificates or other evidence of full compliance with these insurance requirements or failure of Cendant to identify a deficiency from evidence that is provided, shall not be construed as a waiver of obligation to maintain such insurance.

         (c) All policies required by this Agreement shall be written by insurance carriers rated "A" or better by A.M. Best and approved by and satisfactory to Cendant. No "cut through" endorsements shall be acceptable. All policies shall provide that the insurer waives any right of subrogation against Cendant. By requiring insurance as provided in this Section, Cendant does not represent that coverage and limits will be necessarily adequate to protect Cendant and its affiliates, and their officers, directors, employees and agents, and such limits shall not be deemed as a limitation of Vendor's liability under this Agreement.

         (d) Vendor will indemnify Cendant and its affiliates against, hold each harmless from, and promptly reimburse each for any and all payments of money (fines, damages, legal fees, expenses) arising out of any demand, claim, tax, penalty, administrative or judicial proceedings, or actions relating to any claimed occurrence with respect to the Vendor Services (even where Cendant's negligence is alleged) and any act, omission or obligation of Vendor or anyone associated or affiliated with Vendor or the Vendor Services. Vendor waives any right of recovery against Cendant for any direct or indirect loss arising out of any occurrence relating to the Vendor Services.

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         In the event that Cendant is required to respond to any claim, action, demand or proceeding relating to the Vendor Services, Vendor will, upon written demand by Cendant, respond and defend Cendant and its affiliates against such claims and demands in any such actions or proceedings. In the event that Vendor fails to defend Cendant when requested or if Vendor's chosen counsel maintains a conflict of interest in representing Cendant and that conflict can not be resolved, Vendor will reimburse Cendant for all costs and expenses, including reasonable attorney fees, incurred by Cendant. The obligations of Vendor pursuant to this subsection (d) shall survive termination of this Agreement.

         (e) NEITHER PARTY SHALL BE LIABLE TO THE OTHER, UNDER ANY CIRCUMSTANCE, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES ARISING FROM OR CONNECTED WITH THIS AGREEMENT OR THE VENDOR SERVICES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOST PROFITS, LOSS OF USE, LOST DATA OR ANY DAMAGES OR SUMS PAID TO THIRD PARTIES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY WHETHER ANY SUCH CLAIM IS BASED UPON BREACH OF CONTRACT, WARRANTY OR ANY STATUTORY DUTY, NEGLIGENCE OR OTHER TORT, PRINCIPLES OF INDEMNITY OR CONTRIBUTION, THE FAILURE OF ANY LIMITED OR EXCLUSIVE REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE.

         Section 8. BOOKS AND RECORDS; AUDIT. Vendor shall keep accurate and complete records of all Gross Sales and Customer orders and accounts. All such records and all accounting systems with respect thereto shall be available for inspection, copy and audit by Cendant or its representatives on reasonable notice to Vendor during normal business hours throughout the Term of this Agreement and for six (6) months thereafter. Vendor shall reasonably cooperate with Cendant in such inspection and audit. Neither Cendant's acceptance of any information nor Cendant's inspection or audit of Vendor's records shall waive Cendant's right later to dispute the accuracy or completeness of any information supplied by Vendor. In the event any such audit establishes an underpayment of commissions, Vendor shall pay the amount of the deficit within five (5) business days of notification of such deficiency. In the event such audit identifies an overpayment of commissions, such overpayment shall be a credit against future commissions to become due from Vendor to Cendant, or at Vendor's sole discretion, the amount of such overpayment shall be paid within five (5) business days of notification of such overpayment. If an audit, the results of which have been confirmed by Vendor, establishes an underpayment of commissions greater than five percent (5%) of the total commissions then due and payable to Cendant, Vendor shall pay for the reasonable and customary costs and expenses of such audit. In the event of a dispute over the result of any such audit, the amount so disputed shall be deposited by the party to be charged with an escrow agent acceptable to both parties and pursuant to an escrow agreement acceptable to both parties and such escrow agent shall retain the disputed amount until such time as the dispute is resolved.

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         Section 9. ACKNOWLEDGEMENTS. Vendor acknowledges that Cendant and the
Franchisors are franchisors and not the owners or operators of real estate brokerage offices, and that, as such, Cendant and the Franchisors do not purchase the Vendor Services for their own use and cannot compel or guarantee any level of sales of the Vendor Services to Franchisees. Vendor further acknowledges that, although the Franchisors will recommend the purchase of the Vendor Services from Vendor to the Franchisees, each Franchisee will be making an independent buying decision which may or may not be affected by the Franchisor's recommendation of the Vendor Services. Cendant and the Franchisors shall in no event be responsible for any amounts or obligations owed to Vendor by any Franchisee.

         Section 10. TERMINATION. When fully executed, this Agreement will constitute a binding obligation of both parties which may not be terminated by either party except that either party may terminate in the event of a material breach of the terms of this Agreement by the other party. In the event of a material breach as set forth above, the breaching party shall be given written notice of such breach and the opportunity to cure such breach within thirty (30) days of the date of such notice (ten (10) days in the case of a payment default). In the event the breaching party fails to cure such breach within the applicable period stated above, the non-breaching party shall have the right to immediately terminate this Agreement upon written notice to the breaching party.

         Section 11. REPRESENTATIONS. (a) Each party has full power and authority and has been duly authorized, to enter into and perform its obligations under this Agreement, all necessary approvals of any Board of Directors, shareholders, partners, co-tenants and lenders having been obtained. The execution, delivery and performance of this Agreement by each party will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which such party or any of its principals is a party or is subject. Neither party is the subject of any current or pending dissolution, receivership, bankruptcy, reorganization, insolvency, or similar proceeding on the date this Agreement is executed by such party and was not within the three
(3) years preceding such date. Each party represents and warrants to the other party that the person signing this Agreement is authorized to execute this Agreement for and on behalf of such party and has full authority to so bind such party.

         (b) To the best of Vendor's knowledge, all written information provided to Cendant about Vendor, the principal owners of Vendor or the finances of any such persons or entities, was or will be at the time delivered, true, accurate and complete, and such information contained no misrepresentation of a material fact, and does not omit any material fact necessary to make the information disclosed not misleading under the circumstances in which it is disclosed.

         (c) Each party will comply with all applicable local, state and federal laws and regulations governing this Agreement and the sale and provision of the Vendor Services to the Franchisees. Vendor further agrees to maintain during the Term any necessary permits and licenses required to perform its obligations under this Agreement and to provide the Vendor Services to Franchisees.

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         (d) Vendor acknowledges that it will offer the Vendor Services at a price equal or less than Vendor's generally published rates for the Vendor Services.

         Section 12. TRADEMARKS. (a) Vendor specifically acknowledges that this Agreement does not confer upon Vendor any interest in or right to use any trademark, service mark or other intellectual property right of Cendant, the Franchisors, or their affiliates (collectively referred to as the "Cendant Intellectual Property Rights") in connection with the Vendor Services unless Vendor receives the prior written consent of Cendant which consent shall not be unreasonably withheld. Vendor further agrees that upon termination of this Agreement, Vendor shall immediately cease and discontinue all use of the Intellectual Property Rights. Further, if Vendor wishes to utilize the Cendant Intellectual Property Rights in advertising or promotional materials, it must submit such materials to Cendant for final approval before utilizing them. In no event may Vendor or any affiliated or associated person or entity utilize the Cendant Intellectual Property Rights in connection with any Vendor Services or services other than the Vendor Services. Vendor further acknowledges that this Agreement does not create or grant any rights in Vendor to use any intellectual property rights owned or controlled by any Franchisee or their affiliates, nor does Cendant have any right to grant any such rights.

         (b) Cendant specifically acknowledges that the Agreement does not confer upon Cendant, the Franchisors, the Franchisees and agents, or their representatives, any interest in or right to use any trademark, service mark or other intellectual property right of Vendor, its affiliates or subsidiaries (collectively, the "Vendor Intellectual Property Rights") in connection with the Vendor Services or Cendant's duties under this Agreement unless Cendant receives the prior written consent of Vendor which consent shall not be unreasonably withheld.

         Section 13. RELATIONSHIP OF PARTIES. Vendor is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other or any other party for any purpose whatsoever. Cendant and Vendor expressly acknowledge that the relationship intended by them is a business relationship based entirely on and circumscribed by the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

         Section 14. ASSIGNMENTS. This Agreement may not be assigned by one party without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement in the event of a sale of substantially all of a party's assets, a merger, acquisition, or similar transaction. This Agreement and the covenants and agreements herein contained shall, subject to the provisions of this Section, inure to the benefit of and be binding on the parties hereto and their respective permitted successors and assigns.

                  Section 15. CONFIDENTIALITY. (a) "Confidential Information" shall mean all proprietary information of a party, including, without limitation, specifications, diagrams, information, data, materials, prototypes or models relating to a party's products, programs, markets, customers, suppliers, inventions, procedures, designs, research and development, business plans, financial projections, organizations, employees or consultants or any other similar aspects of the present or future business of either party,

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including information customarily treated as trade secrets. All Confidential
Information shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement.

         (b) The following shall not be considered Confidential Information for purposes of this Section 15: (i) information which is or becomes in the public domain through no fault or act of the receiving party; (ii) information which was independently developed by the receiving party without the use of or reliance on the disclosing party's Confidential Information; (iii) information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or (iv) information which is required to be disclosed by law, provided, however, prompt prior written notice thereof shall be given to the party whose Confidential Information is involved.

         (c) The parties acknowledge that the Confidential Information of the other is a valuable asset and that the breach of this Section would cause the disclosing party irreparable harm for which there is no adequate remedy at law. Accordingly, in the event of a breach or alleged breach of this Section 15, the parties shall be allowed injunctive relief and any other equitable remedies in addition to remedies afforded by law.

         (d) The obligations of the parties pursuant to this Section shall survive the termination of this Agreement.

         Section 16. PARTIAL INVALIDITY. Should any part of this Agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion of this Agreement.

         Section 17. NO WAIVER. No failure or delay in requiring strict compliance with any obligation of this Agreement (or in the exercise of any right or remedy provided herein) and no custom or practice at variance with the requirements hereof shall constitute a waiver or modification of any such obligation, requirement, right or remedy or preclude exercise of any such right or remedy or the right to require strict compliance with any obligation set forth herein. No waiver of any particular default or any right or remedy with respect to such default shall preclude, affect or impair enforcement of any right or remedy provided herein with respect to any subsequent default. No approval or consent of either party shall be effective unless in writing and signed by an authorized representative of such party, and consent or approval may be withheld for so long as the other party is in default of any of its obligations under this Agreement.

         Section 18. NOTICES. Notices will be effective hereunder when and only when they are reduced to writing and delivered, by next day delivery service, with proof of delivery, or mailed by certified or registered mail, return receipt requested, to the appropriate party at its address stated below or to such person and at such address as may be designated by notice hereunder.

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         Notices shall be deemed given on the date delivered or date of attempted delivery, if service is refused.

         VENDOR:                                     CENDANT:
         -------                                     --------

         Entreport Corporation                  Cendant Corporation
         2790 Business Park Drive, Suite B      6 Sylvan Way
         Vista, California 92083                Parsippany, NJ  07054

         Attn: William Shue                     Attn: Senior Vice President
               President                              Business Development

         with a copy to:                        with a copy to:

         Attn:  General Counsel                 Cendant Corporation
                                                6 Sylvan Way
                                                Parsippany, NJ  07054

                                                Attn: Senior Vice President
                                                      Legal Department

         Section 19. PUBLICITY. Each party shall (a) submit to the other all advertising, written sales promotions, press releases, and other publicity matters relating to this Agreement in which the other party's name or mark is mentioned or which contains language from which a relationship with the other party may be inferred or implied and (b) not publish or use such advertising, sales promotions, press releases or publicity matters without the other party's consent, which consent shall not be unreasonably withheld. Nothing contained in this section, however, shall prohibit either party from making such disclosures as may be required by applicable laws or regulations.

         Section 20. MISCELLANEOUS. The remedies provided in this Agreement are not exclusive. This Agreement will be construed in accordance with the laws of the State of New Jersey, except for New Jersey's conflict of laws principles. Vendor consents to the personal jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey and further waives objection to venue in any such court. This Agreement is exclusively for the benefit of the parties hereto and may not give rise to liability to a third party. No agreement between Cendant and anyone else is for the benefit of Vendor. Neither party will interfere with contractual relations of the other. The section headings in this Agreement are for convenience of reference only and will not affect its interpretation.

         This Agreement, together with all instruments, exhibits, attachments and schedules hereto, constitutes the entire agreement (superseding all prior agreements and understandings, oral or written) of the parties hereto with respect to the subject matter hereof and shall not be modified or amended in any respect except in writing executed by all such parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

CENDANT:                                             VENDOR:

CENDANT CORPORATION                                  ENTREPORT CORPORATION



BY:  /S/ CRAIG E. HATHAWAY                           BY: /S/ WILLIAM A. SHUE
     ---------------------                               -----------------------
         Senior Vice President                               President

                    AMENDMENT TO PREFERRED ALLIANCE AGREEMENT

         THIS AMENDMENT TO PREFERRED ALLIANCE AGREEMENT (the "Amendment") is made and entered into as of this 7th day of December 2000, by and between Cendant Corporation ("Cendant") and Entreport Corporation (the "Vendor").

WITNESSETH:

         WHEREAS, Cendant and Vendor entered into a Preferred Vendor Agreement dated November 15, 2000 (the "Agreement"); and

         WHEREAS, the parties have agreed that it is appropriate to make certain adjustments to the terms of the Agreement as hereinafter set forth.

         WHEREAS, Cendant and Vendor wish to modify the Agreement in accordance with this Amendment; and

         NOW, THEREFORE, for mutual and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree with each other as follows:

         1. Section 4 of the Agreement shall be amended in its entirety to read:

         Section 4. COMMISSIONS. (a) During the Term, Vendor shall pay commissions to Cendant on the revenue received from sales of Vendor Services to Franchisees, less amounts attributable to royalty payments to third-party content providers (the "Net Revenue") as follows: (i) zero percent (0%) of the Net Revenue generated during the Term for that portion of Net Revenue less than or equal to Two Million Dollars ($2,000,000); (ii) five percent (5%) of the Net Revenue generated during the Term for that portion of Net Revenue greater than Two Million Dollars ($2,000,000) and equal to Four Million Dollars ($4,000,000); and (iii) ten percent (10%) of the Net Revenue generated during the Term for that portion of Net Revenue greater than Four Million ($4,000,000).

                  (b) The parties agree to execute an amendment to Section 6.6 of the CB Agreement to remove the commission payment obligations specified in that section, and that the provisions of this Section 4 of this Agreement shall govern all commission payment obligations between the parties.

                  (c) The commissions payable to Cendant with respect to the sales made in each quarter shall be paid not more than thirty (15) days after the end of such quarter. Vendor's commission payments to Cendant shall accompany the reports described in Section 5.

                  (d) Vendor will be responsible for and promptly reimburse to Cendant any and all actual costs and expenses, including without limitation any court costs and reasonable attorneys' fees, incurred by Cendant in seeking collection of any

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date fir stated above.



CENDANT:                                             VENDOR:

CENDANT CORPORATION                                  ENTREPORT CORPORATION



BY:  /S/ CRAIG E. HATHWAY                            BY:  /S/ W. A. SHUE
   ---------------------------------                    ------------------------
         Senior Vice President                                President

                 AMENDMENT NO. 2 TO PREFERRED ALLIANCE AGREEMENT


         This AMENDMENT NO. 2 TO PREFERRED ALLIANCE AGREEMENT (the "Amendment") is entered into by and between CENDANT CORPORATION ("Cendant") and ENTREPORT CORPORATION ("Vendor").

                                    RECITALS
                                    --------

         Whereas, Cendant and Vendor entered into a Preferred Alliance Agreement, dated November 15, 2000 (the "Agreement");

         WHEREAS, Cendant and Vendor desire to modify the terms and conditions of the Agreement in accordance with this Amendment.

                  NOW, Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

         1. Section 1(a) shall be amended to replace the third parenthetical phrase in the first sentence with the following: "(the "Professional Development Courseware" and, together with the Continuing Education Courses, the "Vendor Services")."

         2. Section 1 is amended to add the following as subsections (f), (g) and (h):

              (f)(i) With respect to the Franchisees of CENTURY 21(R), Vendor shall, during the Term (as defined below), establish and maintain, at Vendor's expense, a custom eLearning website to be located on Vendor's servers and which can be accessed at WWW.C21CE.COM (the "C21 CE Website"). The parties acknowledge and agree that the C21 CE Website is intended to host and manage (A) Continuing Education Courses, Professional Development Courseware (including University.com and iSucceed courseware) and the Bookstore (as further described in Exhibit A), (B) any CENTURY 21 asynchronous content re-purposed by Vendor for on-line delivery, (C) coaching services for sales agents (the "Coaching Services"), (D) other training services developed specifically for CENTURY 21 Franchisees, and (E) any other services to be mutually agreed to by the parties. Vendor shall not offer any product or service on or through the Bookstore without the prior written approval of Cendant, which shall not be unreasonably withheld.

              (f)(ii) The C21 CE Website shall be accessible through a link from the CENTURY 21 Learning System password-protected Course Catalog and CLS Membership section of the internet website located at WWW.C21LS.COM (the "CLS Website"). Hyperlinks to other web sites operated and maintained by Cendant or its affiliates or Vendor may be established upon the mutual agreement of the parties. The parties shall mutually develop appropriate security features for access between the CLS Website and the C21 CE Website. These security features will, at a minimum, (i) permit Franchisees subscribing to the CLS Website to access all features of the unlimited access fee program at the C21 CE Website, and (ii) restrict access for the Franchisees only purchasing Continuing Education Courses to the Continuing Education Courses of the C21 CE Website. Vendor shall not permit access to the C21 CE Website to any consumer other than the Franchisees of CENTURY 21. Cendant shall not permit access to the CLS Website to any unauthorized consumer.

              (f)(iii) Except as to the specific products and services offered through the Bookstore or as otherwise set forth herein, Vendor shall maintain total control and responsibility for the C21 CE Website. All C21 CE Website design, customization and course development shall at all times remain subject to Cendant's or CENTURY 21's reasonable satisfaction and approval as provided herein. In the event Cendant elects to remove any professional development courseware from the C21 CE Website, Cendant shall provide Vendor with advance written notice of not less than five
              (5) business days. Vendor shall then remove the designated courseware from the C21 CE Website on or within that time period. Vendor shall also provide Cendant with reasonably detailed design specifications for the operation of the C21 CE Website, and the C21 CE Website shall be designed to have similar functionality and navigation as the general industry website. These specifications shall be subject to Cendant's approval prior to development of the C21 CE Website. Cendant shall also approve the final specifications before Vendor commences development of the C21 CE Website. Thereafter, any changes made by Cendant or CENTURY 21 to the final approved specifications, which changes are not necessitated by a Vendor act or omission, shall result in additional charges to be paid by Cendant at the rate of One Hundred Fifty Dollars ($150) per hour to implement the changes to the specifications. The use of any trademarks, service marks and logos of Cendant or CENTURY 21 for display, appearance and placement on the C21 CE Website shall be subject to the prior written approval of Cendant. Vendor shall not be permitted to display banner advertisements on the C21 CE Website without Cendant's prior written approval, which shall not be unreasonably withheld.

              (f)(iv) With respect to any software, products and/or services provided by Vendor to Cendant or the Franchisees through the C21 CE Website and/or otherwise through the Internet, Vendor warrants and represents to Cendant that it does and shall continue to provide commercially reasonable security to protect any web server that Vendor uses to provide the Products and related services to the Franchisees against the risk of penetration by a third party by (i) protecting against client-side intrusions, (ii) encrypting of customer information or Confidential Information, (iii) securing the commerce server, and (iv) protecting against intrusions of operating system software. Cendant warrants and represents to Vendor that it does and shall continue to provide commercially reasonable security to protect any web server that Cendant uses to access the C21 CE Website against the risk of penetration by a third party by (i) protecting against client-side intrusions; (ii) encrypting of customer information or Confidential Information; (iii) securing the commerce server; and
              (iv) protecting against intrusions of operating system software.

              (f)(v) Cendant acknowledges and agrees that Vendor shall have the right to remove from, or refuse to include on, the C21 CE Website, any CENTURY 21 materials which Vendor reasonably believes are unlawful, distasteful, or violates the rights of a third party (including, without limitation intellectual property rights), on providing Cendant written notice of its intention to remove such materials. Cendant further acknowledges and agrees that Vendor shall have the right to suspend or terminate the password and account of any Franchisee that is in violation of the terms of the User Agreement.

              (g) In addition to the marketing activities set forth in Section 1(e) of the Agreement, Cendant will cause the Franchisor of CENTURY 21 to perform the additional marketing activities set forth in Exhibit E to this Agreement.

              (h) The parties agree that the following provision shall apply after December 31, 2001 and for the remainder of the Term (as defined below). If Cendant (i) receives a formal, bona fide offer from a third party to provide Coaching Services to the brokers and agents of the Franchisees of the Real Estate Systems on an exclusive basis, and (ii) reaches an agreement in principle with that third party as to the following business factors: term of agreement, access fee, specific products and services, the charges for such products and services, offer fulfillment, commissions to Cendant, and marketing efforts, and (iii) that third party is ready, willing and able to conclude the appropriate written agreement (collectively, subsections (i), (ii) and (iii) shall be referred to as the "Formal Offer"), then Vendor shall be entitled to a right of first refusal. Cendant shall notify Vendor in writing of the Formal Offer and furnish to Vendor the information specified in subsection (ii). Vendor shall then have thirty (30) days from the date of such Cendant notice to consider the Formal Offer and notify Cendant whether or not Vendor intends to match the Formal Offer. If Vendor matches such terms, then the parties shall negotiate, in good faith, an agreement substantively similar to this Agreement, incorporating the new terms. If Vendor does not respond within the stated time period or fails to match the Formal Offer, then Cendant shall have the right to proceed and enter into a binding agreement with the third party, and Vendor shall cease providing the Coaching Services upon Cendant's execution of the binding agreement with the third party. Cendant shall be entitled to serve upon Vendor one (1) notice of a Formal Offer pursuant to this subsection in any twelve (12) month period.

         3. Section 4 shall be amended to add the following as subsections (e):

              Vendor shall pay to Cendant an amount equal to ten percent (10%) of the revenue received from the sales of products and services to the Franchisees through the Bookstore for each calendar month of the Term. Such payments shall be made to Cendant not more than thirty (30) days after the end of such month and shall be accompanied by a report describing all sales made to the Franchisees during such month and the total commission due to Cendant, in a format similar to the reports described in Section 5.

         4. Section 10 is hereby amended to add the following:

              Notwithstanding the foregoing, Cendant shall have the right to terminate this Agreement in part to remove the non-exclusive components relating to the Bookstore only upon providing not less than sixty (60) days prior written notice of such termination to Vendor.

         5. Exhibit A shall be amended to add the following:

              In addition to the Vendor Services, with respect only to the Franchisees of CENTURY 21, Vendor shall offer a bookstore for the purchase of other related materials (the "Bookstore"), on a non-exclusive basis to be located on the C21 CE Website.

              Exhibit A shall be further amended to add the course descriptions for the Professional Development Courseware as set forth in Exhibit A to this Amendment.

         6. Exhibit B shall be amended to change the cost for the Professional Development Courseware for the CENTURY 21 Franchisees from Five Dollars ($5.00) to Ten Dollars ($10.00) per agent per month. Exhibit B shall be further amended to add the following:

              Each purchasing Franchisee shall subscribe to and pay for one (1) year of Professional Development Courseware. Cendant agrees that it will cause the CENTURY 21 Franchisor to charge its Franchisee an amount equal to the lesser of either the monthly rate of Nineteen Dollars and Ninety Five Cents ($19.95) or the actual price charged to the Franchisees of the other Franchisors under this Agreement. The one (1) year commitment may be waived by the mutual agreement of CENTURY 21 and Vendor for a Franchisee on a case-by-case basis. Payments shall be made to Vendor not more than thirty (30) days after the end of each month in which the payment by the Franchisee was made and shall be accompanied by a report describing all sales made during the month and the total commissions due to Vendor in a format similar to the reports described in Section 5. If a Franchisee subscribes to and, for whatever reason, pays for more than the equivalent of one (1) month's Professional Development Courseware, the corresponding payment to Vendor shall be for all months actually represented by such payment. A Franchisee who signs up for the Professional Development Courseware shall have access to the C21 CE Website. This exhibit may be further amended to add additional courseware pricing. The parties acknowledge and agree that the discounted charges of the Vendor Services referenced herein is based upon CENTURY 21's representation that the Vendor Services are to be bundled with other services and offered as a package to members of the CLS Website. CENTURY 21 represents that the services set forth on the attached Exhibit F will be bundled with the Vendor Services upon integration of the C21 CE Website and the CLS Website. During the Term of this Agreement, CENTURY 21 will use commercially reasonable efforts to maintain on the CLS Website a volume of bundled services that are similar to the other services offered under this Agreement in terms of the number of service providers, quality of material provided, and quantity of material provided.

         7. Exhibit E attached hereto shall be added to the Agreement.

         8. The parties agree to use reasonable efforts to cause the beta launch of the C21 CE Website and integration with the CENTURY 21 intranet web site to be completed on or before April 30, 2001. Said beta launch shall be for the use by Fifty to One Hundred (50-100) users with a full-scale launch to all Franchisees of CENTURY 21 on or before May 15, 2001. The parties acknowledge that the launch dates are anticipated dates only subject to mutual technical review and the development of a plan for system integration and may be subject to modification.

         9. This Amendment maybe executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10. Capitalized terms used and not defined herein shall have the same meaning described to such term in the Agreement.

         11. Except as expressly set forth in this Amendment, the Agreement is hereby ratified and confirmed in all respects.

         12. This Amendment shall become effective upon the date set forth above.


         IN WITNESS whereof, the parties have affixed their signatures to this Amendment.


CENDANT CORPORATION                            ENTREPORT CORPORATION


By:                                            By:
   --------------------------------               ------------------------------


Title:                                         Title:
      -----------------------------                  ---------------------------


Date:                                          Date:
     ------------------------------                 ----------------------------

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